Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

News Release

AMGEN FINALIZES AGREEMENT RESOLVING PREVIOUSLY ANNOUNCED FEDERAL INVESTIGATIONS

$762 Million Agreement Covered by 3rd Quarter 2011 Charge

THOUSAND OAKS, Calif., (Dec. 19, 2012) – Amgen (NASDAQ:AMGN) today announced it has finalized a settlement agreement with the U.S. government, 49 states and the District of Columbia related to previously disclosed investigations.

Amgen will pay approximately $612 million to resolve its civil liability related to certain promotional practices related to the drugs Aranesp® (darbepoetin alfa), EPOGEN® (epoetin alfa), NEUPOGEN® (Filgrastim), Neulasta® (pegfilgrastim), Enbrel® (etanercept) and Sensipar® (cinacalcet) as alleged in the unsealed qui tam complaints and $150 million to resolve its criminal liability relating to the marketing of Aranesp. The Company also entered into a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services.

“I am pleased a settlement was reached to conclude this matter. With the emphasis and investment we have made in compliance, I am confident about Amgen’s continued adherence to the provisions in this agreement,” said Robert A. Bradway, chief executive officer at Amgen. “Amgen remains dedicated to advancing science to dramatically improve people’s lives. We are committed to meeting the expectations of the government and the healthcare community as we fulfill our mission in serving the needs of patients.”

As part of the agreement, Amgen has pleaded guilty to a single misdemeanor count of misbranding Aranesp by promoting it in a way that was different from the dosages in the label. The plea was entered yesterday in the U.S. District Court for the Eastern District of New York and was accepted today by the same Court.

“The government raised important concerns in the criminal prosecution. Amgen acknowledges that mistakes were made, and we did not live up to our standards,” said Cynthia M. Patton, senior vice president and chief compliance officer at Amgen. “This Corporate Integrity Agreement is aligned with the significant changes and enhancements we have made to our compliance program and demonstrates our commitment to fostering a culture of compliance at Amgen.”

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new

Amgen Finalizes Agreement Resolving Previously Announced Federal Investigations

science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2011, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

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CONTACT: Amgen, Thousand Oaks

Ashleigh Koss, 805-313-6151 (media)

Arvind Sood, 805-447-1060 (investors)